AMBAC FINANCIAL GROUP, INC.
LONG-TERM INCENTIVE COMPENSATION AGREEMENT

Effective as of May 9, 2014 (the “Grant Date”), David Trick (the “Participant”) has been granted Awards under Ambac Financial Group, Inc. Incentive Compensation Plan (the “Incentive Plan”) and in accordance with the Ambac Financial Group, Inc. Long-Term Incentive Compensation Plan (the “LTIP”) which is a subplan to the Incentive Plan. This Agreement evidences the Awards which shall consist of (a) a Full Value Award in the form of performance stock units (“Performance Stock Units”) and (b) a Cash Incentive Award. In addition to the terms and conditions of the Incentive Plan and the LTIP, the Awards shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).

1.Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Incentive Plan or the LTIP, as applicable.
2.    Grant of Performance Stock Units. Subject to the terms of this Agreement, the Incentive Plan and the LTIP, effective as of the Grant Date the Participant is hereby granted 4,198 Performance Stock Units (the “Target Performance Units”). This Award contains the right to dividend equivalent units (“Dividend Equivalent Units”) with respect to Earned Performance Units (as defined in paragraph 4) as described in paragraph 5. Each Performance Stock Unit awarded hereunder shall become earned and vested as described in paragraph 4 and each Earned Performance Unit (and associated Earned Dividend Equivalent Units thereon as described in paragraph 5) shall be settled in accordance with paragraph 6.
3.    Grant of Cash Incentive Award. Subject to the terms of this Agreement, the Incentive Plan and the LTIP, effective as of the Grant Date the Participant is hereby granted a Cash Incentive Award in the amount of $125,000 (the “Target Cash Award”). The Cash Incentive Award shall become earned and vested as described in paragraph 4 and the Earned Cash Award (as defined in paragraph 4) shall be paid in accordance with paragraph 6.
4.    Earning, Vesting and Forfeiture of Performance Stock Units and Cash Incentive Award. The Performance Stock Units and the Cash Incentive Award shall become earned and vested in accordance with the following:

(a)
All Performance Stock Units shall be unearned and unvested unless and until they become earned and vested and nonforfeitable in accordance with this subparagraph 4(a). The Participant shall have the ability to earn between 0% and 200% of the Target Performance Units, as determined by the Committee, on the third anniversary of the Grant Date based on the continuing employment of the Participant during the period beginning on March 31, 2014 and ending on the March 31, 2017 (the “Performance Period”) and satisfaction of the Performance Goals set forth in Exhibit A hereto (which is incorporated into and forms part of this Agreement). Any Performance Stock Units granted pursuant to this Agreement that become earned in accordance with this Agreement shall be referred to herein as “Earned Performance Units”. Except as provided in subparagraph 4(c), if the Participant’s termination of employment or service with the Company (the “Termination Date”) occurs for any reason prior to the last day of the Performance Period, the Participant’s right to all Performance Stock Units (and any associated Dividend Equivalent Units) awarded or credited to the Participant pursuant to this Agreement shall expire and be forfeited immediately and the Participant shall have no further rights with respect to any of the Performance Stock Units (or associated Dividend Equivalent Units). The Earned Performance Units (and any associated Earned Dividend Equivalent Units) shall be settled in accordance with paragraph 6 hereof.

(b)
The Cash Incentive Award shall be unearned and unvested unless and until it becomes earned and vested and nonforfeitable in accordance with this subparagraph 4(b). The Participant shall have the ability to earn between 0% and 200% of the Target Cash Award, as determined by the Committee, on the third anniversary of the Grant Date based on the continuing employment of the Participant during the Performance Period and satisfaction of the Performance Goals set forth in Exhibit A hereto. Any portion of the Cash Incentive Award granted pursuant to this Agreement that becomes earned in accordance with this Agreement shall be referred to herein as “Earned Cash Incentive Award”. Except as provided in subparagraph 4(c), if the Participant’s Termination Date occurs for any reason prior to the last day of the Performance Period, the Participant’s right to the entire Cash Incentive Award awarded to the Participant pursuant to this Agreement shall expire and be forfeited immediately and the Participant shall have no further rights with respect to any portion of the Cash Incentive Award. The Earned Cash Award shall be paid in accordance with paragraph 6 hereof.

(c)
Notwithstanding the provisions of subparagraphs 4(a) and 4(b), if the Participant’s Termination Date occurs on or after April 1, 2015 and prior to the last day of the Performance Period by reason of death, Disability (as defined in subparagraph 4(d)) or involuntary termination other than for Cause (as defined in subparagraph 4(d)), the Participant (or, in the event of his death, his beneficiary) shall be entitled to (i) that number of Earned Performance Units (and any associated Earned Dividend Equivalent Units thereon) and (ii) that portion of the Earned Cash Award equal to the product of (A) the number of Earned Performance Units (and any associated Earned Dividend Equivalent Units) or Earned Cash Award, as applicable, that the Participant would have been entitled to receive had his Termination Date not occurred prior to the end of the Performance Period based on actual satisfaction of the Performance Goals, multiplied by (B) a fraction (1) the numerator of which is the number days during the Performance Period prior to and including the Termination Date and (2) the denominator of which is the total number of days in the Performance Period.

(d)
For purposes of the Awards evidenced by this Agreement, (i) a Participant’s Termination Date shall be considered to occur by reason of Disability if his Termination Date occurs on or after the date on which he is entitled to long-term disability benefits under the Company’s long-term disability plan (or, if the Participant is not eligible for such plan, if the Participant would be entitled to benefits under such plan if he were eligible) and such Termination Date does not occur for any other reason, and (ii) the Participant’s Termination Date shall be considered to occur by reason of an involuntary termination other than for Cause if the Participant’s Termination Date occurs by reason of termination by the Company and is on account of (A) any act or omission by the Participant resulting in, or intending to result in, personal gain at the expense of the Company; (B) the improper disclosure by the Participant of proprietary or confidential information of the Company; or (C) misconduct by the Participant, including, but not limited to, fraud, intentional violation of, or negligent disregard for, the rules and procedures of the Company (including the code of business conduct), theft, violent acts or threats of violence, or possession of controlled substances on the property of the Company; provided, however, that the meaning of “Cause” shall be (1) expanded to include any additional grounds for cause-based termination specified in any contract, policy or plan applicable to the Participant or (2) superseded to the extent expressly provided in such contract, policy or plan.

5.    Dividend Equivalent Units. The Participant shall be credited with Dividend Equivalent Units as follows:

(a)
If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in cash, then as of the dividend payment date the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend paid with respect to a share of Common Stock, multiplied by (ii) 200% of the Target Performance Units (the “Maximum Performance Units”) plus the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date, rounded down to the nearest whole number.

(b)
If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in shares of Common Stock, then as of the dividend payment date the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Maximum Performance Units plus the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, rounded down to the nearest whole number.

Dividend Equivalent Units shall be earned on the same basis and to the same extent that the Performance Stock Units to which they relate become Earned Performance Units. Therefore, the Participant shall only earn Dividend Equivalent Units with respect to Earned Performance Units and, to the extent that any Dividend Equivalent Units are credited to the Participant pursuant to this paragraph 5 and are not earned in accordance with this Agreement, they shall be forfeited and the Participant shall have no further rights with respect thereto under this Agreement or otherwise. Any Dividend Equivalent Units credited to the Participant pursuant to this paragraph 5 that become earned in accordance with this Agreement are sometimes referred to as “Earned Dividend Equivalent Units”.

6.    Settlement and Payment. Subject to the terms and conditions of this Agreement, the Earned Performance Units (and associated Earned Dividend Equivalent Units) shall be settled and the Earned Cash Award shall be paid in accordance with the following:

(a)
The Earned Performance Units (and associated Earned Dividend Equivalent Units shall be settled within sixty (60) days following the end of the Performance Period (the “Settlement Date”). Settlement of the Earned Performance Units and Earned Dividend Equivalent Units on the Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Earned Performance Unit and each Earned Dividend Equivalent Unit (and cash equal to any fractional share). Upon the settlement of any Earned Performance Unit and associated Earned Dividend Equivalent Units, such Earned Performance Unit and Earned Dividend Equivalent Units shall be cancelled. Any Performance Stock Units and associated Dividend Equivalent Units outstanding as of the last day of the Performance Period that do not become Earned Performance Units and associated Earned Dividend Equivalent Units shall be automatically cancelled as of the last day of the Performance Period.

(b)
The Earned Cash Award shall be paid on the Settlement Date in a lump sum cash payment. Any portion of the Cash Incentive Award that does not become part of the Earned Cash Award shall be automatically cancelled as of the last day of the Performance Period.

7.    Withholding. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, such withholding obligations may be satisfied through (a) amounts that the Participant is otherwise to receive upon settlement, (b) payment of the Awards or by a cash payment from the Participant to the Company, or (c) otherwise as agreed between the Participant and the Company; provided, however, that Ambac or any officer thereof, other than with respect to his or her own award may determine that withholding may not be satisfied through the method described in paragraph subparagraph 7(a). In no event will the Participant be permitted to elect to withhold amounts in excess of the minimum tax withholding requirements.
8.    Transferability. The Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution.
9.    Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
10.    Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Incentive Plan and the LTIP. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
11.    Adjustment of Awards. The number of Performance Stock Units (and any associated Dividend Equivalent Units) awarded or credited to the Participant pursuant to this Agreement may be adjusted by the Committee in accordance with the terms of the Incentive Plan to reflect certain corporate transactions which affect the number, type or value of the Performance Stock Units (and associated Dividend Equivalent Units).
12.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Ambac at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
13.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
14.    Amendments. The Board of Directors may, at any time, amend or terminate the Incentive Plan, and the Board of Directors or the Committee may amend this Agreement or the LTIP, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors or the Committee, as the case may be.
15.    Awards Not Contract of Employment. The Awards do not constitute a contract of employment or continued service, and the grant of the Awards will not give the Participant the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Incentive Plan, the LTIP or this Agreement, unless such right or claim has specifically accrued under the terms of the Incentive Plan and this Agreement.
16.    Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
17.    Incentive Plan and LTIP Govern. The Awards evidenced by this Agreement are granted pursuant to the Incentive Plan, and the Performance Stock Units and this Agreement are in all respects governed by the Incentive Plan (including the LTIP) and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
18.    Special Section 409A Rules. To the fullest extent possible, amounts and other benefits payable under the Agreement are intended to comply with or be exempt from the provisions of section 409A of the Code. This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that the Company does not guarantee the tax treatment of the Awards. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

EXHIBIT A
PERFORMANCE GOALS

Participant Name: David Trick

Weight of Awards Between Ambac Assurance Corporation (“AAC”) and Ambac Financial Group, Inc. (“AFG”) Performance:

AAC Percentage : 80%
AFG Percentage: 20%

AAC Focused Performance Goals:

For purposes of applying the AAC Focused Performance Goals, the Target Performance Units and the Target Cash Award shall each first be multiplied by the AAC Percentage. The number of Target Performance Units determined pursuant the preceding sentence shall be referred to as the “AAC Target Performance Units” and the value of the Target Cash Award determined pursuant to the preceding sentence shall be referred to as the “AAC Target Cash Award”. The Participant shall have the ability to earn between 0% and 200% of each of the AAC Target Performance Units and the AAC Target Cash Award based on the Asset Liability Ratio (“ALR”), determined as of the last day of the Performance Period as described below, in accordance with the following:

ALR	Percentage of AAC Target Performance Units and AAC Target Cash Award Earned
100.0%	200%
95.0%	175%
90.0%	150%
85.0%	125%
80.0%	100%
75.0%	50%
70.0%	0%
Linear interpolation between levels of ALR will result in a proportionate number of the AAC Target Performance Units becoming Earned Performance Units and a proportionate amount of the AAC Cash Incentive Award becoming the Earned Cash Award.

Calculation of ALR:

For purposes of the foregoing, the ALR shall be equal to the ratio determined by dividing (a) the fair value (determined in accordance with U. S. generally accepted accounting principles (“GAAP”)) of the Assets (as defined below) by (b) the Liabilities (as defined below) of the following entities: AAC, Everspan Financial Guarantee Corp., Ambac Credit Products LLC, Orient Bay LLC, Ambac Financial Services LLC, and any other entities that the Committee shall determine.

For purposes of the foregoing calculations, “Assets” means the total cash, invested assets and net receivables (payables).

For purposes of the foregoing calculation, “Liabilities” means the sum of the following: (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries and reinsurance recoverables, using discount rates in accordance with GAAP, (ii) face value of unpaid claims and accrued interest, (iii) fair value of all interest rate swaps, (iv) par value and accrued interest of all outstanding surplus notes of AAC (including surplus notes of the Segregated Account of AAC (including junior surplus notes)), and (v) the face value of outstanding preferred stock.

The Assets and Liabilities shall be increased for the amount of representation and warranty litigation receipts that were subsequently used to settle Liabilities over the Performance Period.

AFG Focused Performance Goals:

For purposes of applying the AFG Focused Performance Goals, the Target Performance Units and the Target Cash Award shall each first be multiplied by the AFG Percentage. The number of Target Performance Units determined pursuant the preceding sentence shall be referred to as the “AFG Target Performance Units” and the value of the Target Cash Award determined pursuant to the preceding sentence shall be referred to as the “AFG Target Cash Award”. The Participant shall have the ability to earn between 0% and 200% of each of the AFG Target Performance Units and the AFG Target Cash Award based AFG’s Cumulative EBITDA, determined as of the last day of the Performance Period as described below, in accordance with the following:

AFG’s Cumulative EBITDA ($MM)	Percentage of AFG Target Performance Units and AFG Target Cash Award Earned
$19	200%
$16	175%
$13	150%
$9	125%
$6	100%
$3	50%
$0	0%
Linear interpolation between levels of Cumulative EBITDA will result in a proportionate number of the AFG Target Performance Units becoming Earned Performance Units and a proportionate amount of the AFG Cash Incentive Award becoming the Earned Cash Award.

Calculation of AFG EBITDA:

For purposes of the foregoing, AFG’s Cumulative EBITDA means AFG’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) generated after March 31, 2014 and unrelated to any AFG assets existing as of March 31, 2014, including AAC, unless recapitalized by AFG.

All determinations as to whether the AAC Focused Performance Goals and the AFG Focused Performance Goals have been satisfied will be determined by the Committee in accordance with the provisions of the LTIP, including Section 3(f) thereof.